Exhibit 99.1

FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS 2020 THIRD QUARTER RESULTS

New York, New York, November 9, 2020: Inter Parfums, Inc. (NASDAQ GS: IPAR) today reported results for the third quarter ended September 30, 2020. Of note, the average dollar/euro exchange rate for the 2020 third quarter is 1.17 as compared to 1.11 in the third quarter of 2019, and 1.13 and 1.12 for the nine months ended September 30, 2020 and 2019, respectively.

Third Quarter 2020 Compared to Third Quarter 2019:

●	Net sales were $160.6 million, down 16.0% from $191.2 million; at comparable foreign currency exchange rates, net sales declined 18.3%;
●	Net sales by European based operations declined 9.6% to $129.7 million from $143.6 million;
●	Net sales by U.S. based operations dropped 35.1% to $30.9 million from $47.6 million;
●	Gross margin rose to 60.5% compared to 59.8%
●	S,G&A expenses as a percentage of net sales were 41.0% compared to 40.7%;
●	Operating income declined 14.4% to $31.4 million from $36.6 million;
●	Operating margin was 19.5% compared to 19.2%;
●	The effective income tax rate was 28.8% compared to 27.4%;
●	Net income attributable to Inter Parfums, Inc. declined 20.7% to $16.5 million from $20.8 million; and,
●	Net income attributable to Inter Parfums, Inc. per diluted share declined 21.2% to $0.52 from $0.66.

Thus, through the first nine months of 2020, net sales declined 33.7% to $355.0 million from $535.7 million, in the same period of the prior year. At comparable foreign currency exchange rates, net sales declined 34.1%. Net income attributable to Inter Parfums, Inc. was $23.5 million, down 54.9% from $52.1 million in the same period last year, while net income attributable to Inter Parfums, Inc. per diluted share declined 54.9% to $0.74 from $1.64.

Jean Madar, Chairman & CEO of Inter Parfums, Inc. noted, “What a difference a quarter makes. As compared to the preceding quarter, sales rallied across all of our markets, with the three largest, North America, Western Europe and Asia, achieving significant gains. As a result, when compared to the second quarter, third quarter net sales increased 224%; gross margin rose 630 basis points; our operating margin returned to a more normalized level of 19.5%; and once again, our bottom line was solidly profitable.”

Mr. Madar continued, “2020 has been a highly productive year, despite the hardships and disruptions caused by the COVID-19 pandemic. We added two new important luxury brands to our portfolio this year, MCM and Moncler, and made an equity investment in Divabox, the parent company of Origines-parfums, France’s third largest and fast growing player in the online beauty space. We also introduced a limited number of new products and brand extensions in 2020, including Coach Dreams, L’Homme Rochas, Oscar de la Renta’s Bella Essence, and Abercrombie & Fitch Authentic Night. Our 2021 new product launch schedule is far more prolific and ambitious, as are our advertising and promotional campaign plans.”

He concluded, “We are adapting to a retail environment that is in flux with online commerce offsetting much of the shortfall from brick and mortar and travel retail outlets. Our historic strengths, notably a very strong balance sheet, a rich, diverse and growing brand portfolio, a distribution network encompassing 120 countries, and a flexible and responsive supply chain, coupled with our COVID-19 defensive actions, including deferring new product launches and associated promotional expenses until 2021, keeping a tight rein on other variable expenses and suspending the quarterly cash dividend, position Inter Parfums for a resumption of top and bottom line growth as the pandemic subsides.”

Inter Parfums, Inc. November 9, 2020	Page 2

Russell Greenberg, Executive Vice President and CFO of Inter Parfums, Inc., stated, “For European operations, the third quarter gross profit margin was 62.4% as compared to 62.8% in last year’s third quarter with the weakened dollar responsible for the modest decline. For the current nine month period, gross margin was 62.3% which, as previously reported, factors in the second quarter assumption of a return liability for products sold by the former licensee of a brand license we entered into in 2019. In the same period last year, gross margin for European operations was 64.7%. For U.S. operations, third quarter gross profit margin was 52.5%, up from 51.0% reported for the prior year’s third quarter with the modest improvement attributable to product mix.”

Mr. Greenberg pointed out, “Cutting expenses wherever possible and appropriate has been a priority since the advent of the pandemic. Stepping on the brakes had the desired result in the third quarter as S, G & A expenses were reduced by 15.4% as compared to last year’s third quarter, and represented 41.0% of net sales, just slightly more than 40.7% in the third quarter of 2019. For European operations S, G & A expenses declined 11.4% and represented 41.3% of 2020 third quarter net sales as compared to 42.1% in last year’s third quarter. Our significantly smaller U.S. operations carry higher fixed costs that could not be leveraged as efficiently as those of our European operations with the decline in net sales. Thus for U.S. operations S, G & A expenses decreased 29.2% and represented 39.7% of net sales as compared to 36.3% in last year’s third quarter.”

Mr. Greenberg continued, “In response to the impact of the COVID-19 pandemic, most of our 2020 promotional programs, especially those for new product introductions, were postponed until 2021. In the third quarter, promotion and advertising represented 10.9% of net sales, as compared to 15.0% in last year’s third quarter. In dollars, that’s a savings of more than $11 million, bringing promotion and advertising included in S, G & A down to $17.6 million from $28.7 million in the third quarter of 2019.”

Mr. Greenberg also pointed out, “We closed the quarter with working capital of $422.1 million, including approximately $204 million in cash, cash equivalents and short-term investments, a working capital ratio of 4.5 to 1 and only $19.4 million of long-term debt which includes borrowings made in connection with our equity stake in the parent company of origines-parfums.fr.”

Guidance

Mr. Greenberg concluded, “As we reported last month, we raised our 2020 net sales guidance to between $495 million and $500 million resulting in net income attributable to Inter Parfums, Inc. per diluted share in the range of $0.80 and $0.84. Guidance assumes that the average dollar/euro exchange rate remains at current levels. In addition, we will issue our initial 2021 guidance after the market closes on Tuesday, December 1, 2020.”

Conference Call

Management will conduct a conference call to discuss financial results and business developments at 11:00 AM ET on Tuesday, November 10, 2020. Interested parties may participate in the call by dialing (201) 493-6749; please call in 10 minutes before the conference call is scheduled to begin and ask for the Inter Parfums call. The conference call will also be broadcast live over the Internet. To listen to the live call, please go to www.interparfumsinc.com and click on the Investor Relations section. If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days at Inter Parfums’ website.

Inter Parfums, Inc. November 9, 2020	Page 3

Founded in 1982, Inter Parfums, Inc. develops, manufactures and distributes prestige perfumes and cosmetics as the exclusive worldwide licensee for Abercrombie & Fitch, Anna Sui, Boucheron, Coach, Dunhill, Graff, GUESS, Hollister, Jimmy Choo, Karl Lagerfeld, Kate Spade New York, MCM, Moncler, Montblanc, Oscar de la Renta, Paul Smith, Repetto, S.T. Dupont and Van Cleef & Arpels. Inter Parfums is also the owner of Lanvin fragrances and the Rochas brand. Through its global distribution network, the Company’s products are sold in over 120 countries.

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would," or similar words. You should not rely on forward-looking statements, because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2019, the Quarterly Report on Form 10-Q filed for the third quarter of 2020 and the additional reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at Inter Parfums, Inc.	-or-	Investor Relations Counsel
Russell Greenberg, Exec. VP & CFO		The Equity Group Inc.
(212) 983-2640		Fred Buonocore (212) 836-9607/fbuonocore@equityny.com
rgreenberg@interparfumsinc.com		Linda Latman (212) 836-9609/llatman@equityny.com
www.interparfumsinc.com		www.theequitygroup.com

See Accompanying Tables

Inter Parfums, Inc. November 9, 2020	Page 4

CONSOLIDATED STATEMENTS OF INCOME

(In thousands except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019

Net sales	$160,637	$191,227	$354,967	$535,712

Cost of sales	63,439	76,790	141,883	204,459

Gross margin	97,198	114,437	213,084	331,253

Selling, general and administrative expenses	65,841	77,793	169,471	238,860

Income from operations	31,357	36,644	43,613	92,393

Other expenses (income):
Interest expense	148	384	1,510	1,214
(Gain) loss on foreign currency	891	121	(76)	818
Interest income	(393)	(562)	(2,154)	(2,886)

	646	(57)	(720)	(854)

Income before income taxes	30,711	36,701	44,333	93,247

Income taxes	8,859	10,043	12,165	26,012

Net income	21,852	26,658	32,168	67,235

Less: Net income attributable to the noncontrolling interest	5,314	5,810	8,688	15,176

Net income attributable to Inter Parfums, Inc.	$16,538	$20,848	$23,480	$52,059

Earnings per share:

Net income attributable to Inter Parfums, Inc. common shareholders:
Basic	$0.52	$0.66	$0.74	$1.66
Diluted	$0.52	$0.66	$0.74	$1.64

Weighted average number of shares outstanding:
Basic	31,533	31,452	31,531	31,444
Diluted	31,619	31,676	31,651	31,681

Dividends declared per share	—	$0.28	$0.33	$0.83

Inter Parfums, Inc. November 9, 2020	Page 5

 CONSOLIDATED BALANCE SHEETS

(In thousands except share and per share data)

(Unaudited)

	September 30, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$133,350	$192,417
Short-term investments	70,685	60,714
Accounts receivable, net	138,486	133,010
Inventories	178,852	167,809
Receivables, other	1,319	2,054
Other current assets	18,032	17,123
Income taxes receivable	624	169
Total current assets	541,348	573,296
Equipment and leasehold improvements, net	11,627	11,107
Right-of-use assets, net	25,525	28,359
Trademarks, licenses and other intangible assets, net	206,446	201,983
Deferred tax assets	9,748	8,004
Other assets	21,487	6,083
Total assets	$816,181	$828,832

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$5,755	$12,326
Current portion of lease liabilities	4,951	5,356
Accounts payable – trade	27,321	54,098
Accrued expenses	71,770	96,421
Income taxes payable	9,450	5,865
Dividends payable	—	10,399
Total current liabilities	119,247	184,465
Long–term debt, less current portion	19,384	10,734
Lease liabilities, less current portion	22,289	24,635

Equity:
Inter Parfums, Inc. shareholders’ equity:
Preferred stock, $.001 par; authorized 1,000,000 shares; none issued	—	—
Common stock, $.001 par; authorized 100,000,000 shares; outstanding 31,537,558 and 31,513,018 shares at September 30, 2020 and December 31, 2019, respectively	32	31
Additional paid-in capital	73,268	70,664
Retained earnings	488,193	474,637
Accumulated other comprehensive loss	(24,558)	(39,853)
Treasury stock, at cost, 9,864,805 shares at September 30, 2020 and December 31, 2019	(37,475)	(37,475)
Total Inter Parfums, Inc. shareholders’ equity	499,460	468,004
Noncontrolling interest	155,801	140,994
Total equity	655,261	608,998
Total liabilities and equity	$816,181	$828,832